Exhibit 99.(h)(ix)

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

Martin Currie Business Trust

Saltire Court, 20 Castle Terrace

Edinburgh, Scotland EH1 2ES

April 21, 2010

Martin Currie Inc.

Saltire Court

20 Castle Terrace

Edinburgh, Scotland EH1 2ES

Ladies and Gentlemen:

This will confirm the agreement between the undersigned (the “Trust”) and Martin Currie Inc. (the “Adviser”) as follows:

1.             The Trust is an open-end management investment company, which currently has six separate investment portfolios that are operational and offered for sale.  This Agreement shall pertain to each investment portfolio listed on Schedule A (each such investment portfolio covered by this Agreement, a “Covered Fund”), which Schedule may be amended or supplemented from time to time to extend expense limitation periods or to add additional Covered Funds.

2.             Pursuant to Investment Advisory Agreements between the Trust and the Adviser dated June 6, 1994, August 21, 2000 and August 21, 2003 and pursuant to an Investment Advisory Agreement between the Trust and Martin Currie Global Investors Limited dated August 17, 2001 and an Assignment and Assumption Agreement between Martin Currie Global Investors Limited and the Adviser dated August 17, 2001 (each such agreement, as from time to time in effect, the “Advisory Agreement”), the Trust has retained the Adviser to act as investment adviser to each investment portfolio of the Trust, including each Covered Fund.

3.             This Agreement amends and restates a prior agreement dated June 21, 2007 between the Trust and the Adviser in order to reduce the period in which the Adviser may be entitled to reimbursement from the Trust for advisory fees or other amounts previously waived, reduced, reimbursed or contributed by the Adviser.

4.             With respect to each Covered Fund, as used in this Agreement:

(a)           “Attributable Operating Expenses” means the actual fund operating expenses other than interest, taxes, extraordinary expenses, custodial credits, transfer agency credits and expense offset arrangements of the Covered Fund (expressed as a percentage of average daily net assets) prior to any waiver, reduction, reimbursement or contribution by the Adviser under this Agreement;

(b)           “Effective Operating Expenses” means the fund operating expenses paid by the Covered Fund (other than interest, taxes, extraordinary expenses, custodial credits, transfer agency credits and expense offset arrangements) (expressed as a percentage of average daily net assets) after any waiver, reduction, reimbursement or contribution by the Adviser under this Agreement;

(c)           “Expense Limit” means the expense limit amount, expressed as a percentage of average daily net assets, set forth on Schedule A with respect to the Covered Fund, as in effect through the applicable expiration date noted on Schedule A; and

(d)           “Annual Excess Amount” means the extent to which the annual Attributable Operating Expenses of the Covered Fund for a fiscal year exceed the Expense Limit for that Covered Fund.

5.             Each fiscal quarter (ending in January, April, July and October), the Attributable Operating Expenses of each Covered Fund for such fiscal quarter shall be annualized as of the last day of the fiscal quarter.  If such annualized Attributable Operating Expenses exceed the Expense Limit of a Covered Fund, the Adviser shall waive, reduce or reimburse the advisory fee it is entitled to receive from such Covered Fund under the Advisory Agreement for that fiscal quarter by, or shall otherwise contribute to the Covered Fund, an amount such that the annualized Effective Operating Expenses of the Covered Fund for such fiscal quarter equal the Expense Limit for the Covered Fund.

6.             If in any fiscal quarter during which the Advisory Agreement is in effect, the annualized Attributable Operating Expenses of a Covered Fund are less than the Expense Limit of such Covered Fund, the Adviser shall be entitled to reimbursement by the Covered Fund of any or all advisory fees or other amounts (the “Aggregate Reimbursement Amount”) previously waived, reduced, reimbursed or contributed by the Adviser with respect to the Covered Fund pursuant to this Agreement during the previous 3 fiscal years and not subsequently reimbursed to the Adviser pursuant to this paragraph, to the extent that the Attributable Operating Expenses of the Covered Fund for such fiscal quarter plus the amount so reimbursed, when annualized, do not exceed the Expense Limit of the Covered Fund; provided, however, that the amount of any such reimbursement shall in no event exceed the Aggregate Reimbursement Amount of the Covered Fund.

7.             As necessary, and subject to any reimbursements made to the Adviser pursuant to paragraph 6 of this Agreement, on or before the last day of the first month of each fiscal year of each Covered Fund, an adjustment payment shall be made by the Adviser or the relevant Covered Fund such that amounts of the advisory fees or other amounts waived, reduced, reimbursed or contributed by the Adviser with respect to such Covered Fund pursuant to this Agreement during the previous fiscal year shall equal the Annual Excess Amount for such previous fiscal year.

8.             The obligations pursuant to this Agreement shall become effective as of February 19, 2007.  This Agreement shall have an initial term through August 31, 2010, and shall apply for each fiscal year thereafter so long as any expense limitation set forth on Schedule A is in effect.  Thereafter, this Agreement shall automatically renew for one-year terms unless the Adviser provides written notice to the Trust at the above address of the termination of this Agreement, which notice shall be received by the Trust at least thirty (30) days prior to the end of the then-current term.  In addition, this Agreement may be terminated by the Trust upon ninety (90) days’ prior written notice to the Adviser at its principal place of business.  This Agreement supersedes all prior agreements, written or oral, between the parties with respect to the subject matter herein.

9.             Nothing herein contained shall be deemed to require the Trust or the Covered Funds to take any action contrary to the Trust’s Agreement and Declaration of Trust, as amended or supplemented from time to time (the “Declaration of Trust”) or Amended and Restated Bylaws, as amended or supplemented from time to time (the “Bylaws”), or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or that relieves or deprives the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Covered Funds.

10.           Any question of interpretation of any term or provision of this Agreement, including but not limited to the advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the Investment Company Act of 1940, as amended and the rules and regulations thereunder (the “1940 Act”), shall have the same meaning as and be resolved by reference to the Advisory Agreement and the 1940 Act, as applicable.

11.           This Agreement shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts.

12.           If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

13.           A copy of the Trust’s Declaration of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of each Covered Fund.

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If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Adviser the enclosed copy hereof.

Very truly yours,

MARTIN CURRIE BUSINESS TRUST

		By:	/s/ Timothy J.D. Hall
		Name:	Timothy J.D. Hall
		Title:	President

ACCEPTED AND AGREED TO:

MARTIN CURRIE INC.

By:	/s/ Ralph Campbell
Name:	Ralph Campbell
Title:	Chief Financial Officer

SCHEDULE A

Covered Funds

Covered Fund	Expense Limit	Expiration Date
MCBT Opportunistic EAFE Fund	1.25%	August 31, 2011
MCBT All Countries World ex U.S. Fund	2.00%	August 31, 2011
MCBT Global Equity Fund	2.00%	August 31, 2011

Dated as of: September 1, 2010